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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007 (October 2, 2007)

HSW International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33720 (Commission File Number)	33-1135689 (IRS Employer Identification Number)
One Capital City Plaza, 3350 Peachtree Road, Suite 1150, Atlanta, GA (Address of principal executive offices)		30326 (Zip Code)

Registrant's telephone number, including area code (404) 926-0660

One Capital City Plaza
3350 Peachtree Road, Suite 1500
Atlanta, CA 30326
(404) 364-5823
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01	Financial Statements and Exhibits
(a)	Audited Financial Statements of Business Acquired—Intac International.
The financial statements of INTAC International, Inc. for the year ending September 30, 2007, are included in this report commencing at page F-1 below (following the signature page).
(b)	Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma condensed consolidated financial statements of HSW International, Inc. for the nine months ended September 30, 2007 and the year end December 31, 2006 are included in this report commencing at page 1 (following page F-32).

        These financial statements and exhibits are being filed as an amendment to the Current Report on Form 8-K, filed on October 9, 2007 by HSW International, Inc. On October 9, 2007 HSW International announced it completed its merger with INTAC International, Inc. and its related equity funding by the American Investors of $22.5 million. Pursuant to reporting obligations requiring registrants to file audited financial statements for any entities acquired in material transactions, as well as the Unaudited Pro Forma Financial statements accounting for those transactions.

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2007	HSW INTERNATIONAL, INC.
	By:	/s/ Hank Adorno Name: Hank Adorno Title: Vice Chairman

3

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Intac International, Inc.

We have audited the accompanying balance sheet of INTAC International, Inc. (a Nevada Corporation) and subsidiaries as of September 30, 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of INTAC International, Inc. as of September 30, 2006 and 2005, were audited by other auditors whose report expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of INTAC International, Inc. and subsidiaries as of September 30, 2007 and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Chapman, Hext & Co., P.C.

Richardson, Texas
December 17, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
INTAC International, Inc.

We have audited the accompanying consolidated balance sheet of INTAC International, Inc. and subsidiaries (the "Company") as of September 30, 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the year ended September 30, 2006 and the nine months ended September 30, 2005. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule for the year ended September 30, 2006 and the nine months ended September 30, 2005. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of INTAC International, Inc. and subsidiaries as of September 30, 2006, and the results of their operations and their cash flows for the year ended September 30, 2006 and the nine months ended September 30, 2005 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KBA GROUP, LLP
Dallas, Texas
December 8, 2006

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(expressed in U.S. dollars)

	September 30, 2007	September 30, 2006
Assets
Current assets
Cash and cash equivalents	$118,146	$804,973
Trade accounts receivable (net of allowance for doubtful accounts of $3,207,712 at September 30, 2007 and $950,608 at September 30, 2006)	4,583,633	5,242,985
Inventories	49,908	45,561
Assets held for sale	14,809,101	13,234,743

Total current assets	19,560,788	19,328,262
Property and equipment, net	298,023	1,042,908
Other assets	274,391	442,226
Advances to officers of subsidiaries and employees	45,468	179,239
Internet portal database gateway, net	104,103	187,378
Acquired software, net	57,149	655,958
Goodwill	16,742,466	16,742,466

Total assets	$37,082,388	$38,578,437

Liabilities and Stockholders' Equity
Current liabilities
Trade accounts payable	$1,316,978	$1,253,266
Accrued expenses	6,751,003	1,972,443
Deferred tax liability	—	426,447
Other liabilities	339,098	244,225
Liabilities held for sale	5,868,608	1,959,111

Total current liabilities	14,275,687	5,855,492
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 22,940,727 shares issued and outstanding	22,941	22,941
Additional paid-in capital	38,173,251	38,019,109
Accumulated deficit	(15,895,064)	(5,355,386)
Accumulated other comprehensive income	505,573	36,281

Total stockholders' equity	22,806,701	32,722,945

Total liabilities and stockholders' equity	$37,082,388	$38,578,437

The accompanying notes are an integral part of these consolidated financial statements.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(expressed in U.S. dollars)

	Years Ended September 30,
			Nine Months Ended September 30, 2005
	2007	2006
Career development services revenue	$4,997,582	$5,744,841	$4,218,779
Career development services cost of revenue	2,302,792	1,508,526	1,039,299

Career development services gross profit	2,694,790	4,236,315	3,179,480
Operating expenses
Product development	3,642,063	3,422,312	2,660,793
Selling, general and administrative expenses	2,369,002	2,007,710	1,412,913
Provision for doubtful accounts	2,220,566	950,608	—
Merger transaction costs	3,960,655	1,340,319	—
Gain on sale of assets	—	—	(383,933)

Total operating expenses, net	12,192,286	7,720,949	3,689,773

Loss from continuing operations before income taxes	(9,497,496)	(3,484,634)	(510,293)
Income taxes	(426,447)	426,447	—

Loss from continuing operations	(9,071,049)	(3,911,081)	(510,293)
Loss from discontinued operations, net of income taxes	(1,468,629)	(4,230,915)	(956,089)

Net loss	$(10,539,678)	$(8,141,996)	$(1,466,382)

Basic and diluted loss per share:
Loss from continuing operations	$(0.40)	$(0.17)	$(0.02)
Loss from discontinued operations	(0.06)	(0.19)	(0.04)

Net loss	$(0.46)	$(0.36)	$(0.06)

Weighted average shares outstanding—basic and diluted	22,940,727	22,587,806	22,149,122

The accompanying notes are an integral part of these consolidated financial statements.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

(expressed in U.S. dollars)

	Common Stock
			Additional Paid-in Capital
	Shares	$
Balance at December 31, 2004	22,121,455	$22,122	$33,263,389
Compensation in connection with restricted stock award	—	—	136,112
Share issuance in connection with restricted stock award	68,000	68	(68)
Comprehensive income (loss)
Net loss	—	—	—
Foreign currency translation	—	—	—

Total comprehensive income (loss)

Balance at September 30, 2005	22,189,455	22,190	33,399,433
Stock-based compensation	—	—	153,044
Exercise of stock options	150,000	150	524,532
Incremental shares issued in connection with acquisition of Huana Xinlong	601,272	601	3,942,100
Comprehensive income (loss)
Net loss	—	—	—
Foreign currency translation	—	—	—

Total comprehensive income (loss)

Balance at September 30, 2006	22,940,727	22,941	38,019,109
Stock-based compensation	—	—	154,142
Comprehensive income (loss)
Net loss	—	—	—
Foreign currency translation	—	—	—

Total comprehensive income (loss)

Balance at September 30, 2007	22,940,727	$22,941	$38,173,251

The accompanying notes are an integral part of these consolidated financial statements.

	Retained Earnings (deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity
Balance at December 31, 2004	$4,252,992	$46,678	$37,585,180
Compensation in connection with restricted stock award	—	—	136,112
Share issuance in connection with restricted stock award	—	—	—
Comprehensive income (loss)
Net loss	(1,466,382)	—	(1,466,382)
Foreign currency translation	—	(19,431)	(19,431)

Total comprehensive income (loss)			(1,485,813)

Balance at September 30, 2005	2,786,610	27,247	36,235,479
Stock-based compensation	—	—	153,044
Exercise of stock options	—	—	524,682
Incremental shares issued in connection with acquisition of Huana Xinlong	—	—	3,942,701
Comprehensive income (loss)
Net loss	(8,141,996)	—	(8,141,996)
Foreign currency translation	—	9,034	9,034

Total comprehensive income (loss)			(8,132,962)

Balance at September 30, 2006	(5,355,386)	36,281	32,722,945
Stock-based compensation	—	—	154,142
Comprehensive income (loss)
Net loss	(10,539,678)	—	(10,539,678)
Foreign currency translation	—	469,292	469,292

Total comprehensive income (loss)			(10,070,386)

Balance at September 30, 2007	$(15,895,064)	$505,573	$22,806,701

The accompanying notes are an integral part of these consolidated financial statements.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(expressed in U.S. dollars)

	Years Ended September 30,		Nine Months Ended September 30, 2005
	2007	2006
CASH FLOW FROM CONTINUING OPERATING ACTIVITIES:
Net loss from continuing operations	$(9,071,049)	$(3,911,081)	$(510,293)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) continuing operating activities:
Depreciation of property and equipment	293,585	397,867	272,773
Loss on sale or write-off of assets	315,660	—	—
Amortization of internet portal database gateway and acquired software	682,084	871,224	650,954
Provision for doubtful accounts	2,220,566	950,608	—
Compensation in connection with restricted stock award	—	—	136,112
Stock-based compensation expense	154,142	153,044	—
Other comprehensive income (loss)	469,292	9,034	(19,431)
Changes in operating assets and liabilities from continuing operations:
Trade accounts receivable	(1,561,214)	567,309	(2,221,250)
Other receivables	—	416,770	(416,770)
Inventories	(4,347)	(35,902)	982
Other assets	168,956	(16,641)	101,367
Trade accounts payable and accrued expenses	4,888,647	756,490	855,340
Income taxes payable	(368,060)	(67,754)	(669,131)
Deferred revenue	—	393,968	(269,978)

Net cash provided by (used in) continuing operating activities	(1,811,738)	484,936	(2,089,325)

CASH FLOW FROM DISCONTINUED OPERATING ACTIVITIES:
Net loss from discontinued operations	(1,468,629)	(4,230,915)	(956,089)
Adjustments to reconcile net loss from discontinued operations to net cash provided by (used in) discontinued operating activities:
Depreciation of property and equipment	37,152	108,245	52,510
Provision for doubtful supplier rebate receivable	—	2,231,205	—
Loss on sale or write-off of assets	13,326	—	—
Changes in operating assets and liabilities from discontinued operations:
Cash held for sale	900,908	1,127,089	1,799,294
Trade accounts receivable held for sale	449,681	2,777,746	(1,229,207)
Supplier rebates receivable held for sale	—	254,062	(2,485,267)
Income tax receivable held for sale	41,823	(41,823)	—
Advances to officers held for sale	(128,073)	—	—
Inventories held for sale	(1,692,187)	779,259	(842,233)
Deposits paid held for sale	(4,722)	26,820	123,450
Other assets held for sale	(1,218,804)	(3,287)	—
Trade accounts payable and accrued expenses held for sale	2,524,688	(2,734,702)	4,415,176
Deferred revenue held for sale	1,461,406	—	—
Income taxes payable held for sale	—	(604,481)	(370,218)

Due to shareholders held for sale	(87,607)	6,774	—
Deposits received held for sale	—	(51,283)	51,283

Net cash provided by (used in) discontinued operating activities	828,962	(355,291)	558,699

Net cash provided by (used in) operating activities	(982,776)	129,645	(1,530,626)

CASH FLOW FROM INVESTING ACTIVITIES:
Sale (purchase) of property and equipment	135,640	(183,664)	(154,755)
Sale of property and equipment held for sale	26,538	22,341	(32,440)
Sale of other assets	—	—	328,846
Repayments from (advances to) officers of subsidiaries and employees	133,771	(152,149)	5,842
Collection of short-term note receivable	—	—	365,370
Acquisition costs	—	—	(81,000)

Net cash provided by (used in) investing activities	295,949	(313,472)	431,863

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings from shareholder, net			997
Proceeds from exercise of stock options	—	524,682	—

Net cash provided by financing activities	—	524,682	997

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(686,827)	340,855	(1,097,766)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	804,973	464,118	1,561,884

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$118,146	$804,973	$464,118

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$32,644	$1,033,000	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Additional stock issued in Huana Xinlong acquisition	$—	$3,942,701	$—
Insurance premiums financed	230,000	233,000	—
Sale of property and equipment for note receivable	—	—	584,615

The accompanying notes are an integral part of these consolidated financial statements.

INTAC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)
Description of Business and Basis of Presentation

        INTAC International, Inc. ("INTAC" or the "Company") is a United States holding company focused on the exploitation of strategic business opportunities available in China and the Asia-Pacific Rim. The Company currently maintains offices in China (Hong Kong, Beijing and Tianjin), Germany (Frankfurt) and the United States (Dallas, Texas). During the periods reported, the Company's revenues from continuing operations were derived primarily from integrated educational and career development services which includes education software, license maintenance and support, training, consulting, and franchise revenue delivered to customers in China.

        In October 2003, INTAC formed a new Internet joint venture, Beijing Intac Purun Educational Development Ltd ("Intac Purun"), with China Putian Corporation ("Putian") and the Ministry of Education in The People's Republic of China ("PRC"). Intac Purun was established to meet the growing need for expanding the employment opportunities for graduates of higher level education institutions in the PRC. The Ministry of Education had already established a database of graduates which has been made exclusively available to Intac Purun. Intac Purun provides mobile telecommunications training services in China offering training to information technology professionals with the primary focus in the area of third generation digital mobile systems commonly known as "3G". In addition, the Company continues to develop databases for 1-stop marketing solutions to a wide range of businesses with products and services tailored to the specific needs of Chinese education. At the time of formation, the joint venture was owned 45% by INTAC, 15% by Putian, 30% by a private investor group and 10% by the Ministry of Education. In June 2004, INTAC purchased an additional indirect 15% interest in Intac Purun from Putian. This additional 15% indirect ownership interest increased INTAC's total indirect ownership in Intac Purun to 60%. INTAC's ownership in Intac Purun is held indirectly through PRC nominees.

        In August 2006 the Company's Board of Directors approved, and on January 29, 2007, the Company, INTAC International Holdings Limited ("Holdings") and INTAC (Tianjin) International Trading Company entered into a Share Purchase Agreement with Wei Zhou, its Chairman and CEO, and Cyber Proof Investments Ltd. ("Cyber"), a corporation wholly owned by Mr. Zhou. Pursuant to the Share Purchase Agreement, Cyber agreed to purchase the Distribution Segment of the business for 3 million shares of the Company's Common Stock (See Note 2). Accordingly, the operations of this segment have since been segregated and reported as discontinued operations for all periods presented within the Company's consolidated statement of operations presented herein. Similarly, the Company's assets and liabilities of this segment have been classified as "held for sale" within the consolidated balance sheets presented herein.

        On January 29, 2007, the Company entered into a First Amendment to the Agreement and Plan of Merger, referred to as the amendment to the merger agreement, with HowStuffWorks Inc. ("HSW"), HSW International, Inc. ("HSW International") and HSW International Merger Corporation ("merger sub"), amending the provisions of the Agreement and Plan of Merger dated April 20, 2006 among the parties (the "Merger Agreement"). Pursuant to the merger agreement, as amended, merger sub will merge with and into INTAC, with INTAC continuing as the surviving corporation (the "merger"). As a result of the merger, INTAC will become a wholly owned subsidiary of HSW International. Pursuant to the terms of the merger agreement, as amended, each outstanding share of Company common stock, par value $0.001 per share, will be converted into the right to receive one share of HSW International common stock, par value $0.001 per share.

        In connection with the merger (i) HSW has agreed to contribute certain assets, properties and rights to HSW International in exchange for shares of HSW International common stock (the "contributed assets") and (ii) certain investors have agreed to purchase shares of HSW International common stock with an aggregate value of approximately $50 million (the "equity financing"). At the closing of the merger, but prior to the completion of the equity financing, INTAC stockholders will own 46.5% of the total issued and outstanding shares of HSW International common stock and HSW will own the remaining 53.5% of the total issued and outstanding shares of HSW International common stock subsequent to the sale of the Distribution Segment. The merger, the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended, have been approved by our board of directors and our stockholders.

        Prior to the closing of the merger, HSW International obtained approval for listing of HSW International common stock on the Nasdaq Global Market, and following the closing of the merger, INTAC filed with the SEC to terminate registration of our common stock.

        In connection with the merger, HSW International on March 14, 2007 filed a proxy statement/prospectus on Form S-4 with the SEC containing detailed information regarding the merger and the special meeting of stockholders at which our stockholders will consider the merger, the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended. On July 12, 2007, the SEC declared effective the registration statement on Form S-4 containing the proxy statement/prospectus and this information was subsequently approved by a majority of the INTAC shareholders entitled to vote at the special meeting. The merger closed on October 2, 2007.

        In August of 2005, the Company changed its fiscal year end from December 31st to September 30th. Accordingly, the accompanying financial statements include the related consolidated statements of operations, consolidated statements of stockholders' equity and comprehensive income (loss) and consolidated statements of cash flows presented for the years ending September 30, 2007 and September 30, 2006 and the nine months ended September 30, 2005.

(b)
Principles of Consolidation

        The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, Holdings, INTAC Deutschland GmbH, INTAC Holdco Corp., FUTAC Group Limited, Global Creative International Limited, INTAC Telecommunications Limited, Intac (Tianjin) International Trading Co., Beijing Intac Media Advertising Company Limited, Beijing Intac Meidi Technology Development Company Limited, Beijing Huana Xinlong Information and Technology Development Co., Limited, Beijing Huana Xinlong Education Software Limited, Intac International Management Consultancy Beijing Limited and its 60% owned subsidiary Intac Purun. All intercompany balances and transactions have been eliminated in consolidation.

        The assets and liabilities held for sale and the discontinued operations include the following companies: INTAC Deutschland GmbH, FUTAC Group Limited, Global Creative International Limited, INTAC Telecommunications Limited and Beijing Intac Meidi Technology Development Company Limited.

        In consolidating the Company's 45% indirect ownership interest in Intac Purun during the period from October 2003 (formation) through the period that INTAC acquired the additional 15% indirect ownership interest in June 2004, the Company applied the guidance in Statement of Financial Accounting Standards ("SFAS") No. 94 "Consolidation of All Majority-Owned Subsidiaries", and by

analogy the guidance in EITF 96-16 "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders have Certain Approval or Veto Rights". INTAC is designated as the operating partner for the joint venture, has effective control of the Board of Directors and appoints the majority of the Board of Directors which hires management and controls the day to day activities of Intac Purun making it the primary controlling shareholder since the inception of Intac Purun. Accordingly, management concluded that it was necessary to consolidate Intac Purun since the acquisition of its 45% ownership interest in order to properly reflect the substance of the Company's control position.

(c)
Reclassifications

        Certain prior year balances have been reclassified to conform to the current year presentation.

(d)
Liquidity

        As of September 30, 2007 and 2006, INTAC maintained cash of $118,146 and $804,973, respectively. The Company measures liquidity through working capital (measured by current assets less current liabilities). As of September 30, 2007 and 2006, INTAC maintained working capital of $5,285,101 and $13,472,770, respectively. The decrease in cash is primarily due to an increase in trade accounts receivable and the net loss for the year ended September 30, 2007, partially offset by an increase in accrued expenses. The Company suffered a slow down in collections on trade accounts receivable due to INTAC's management team expending substantial time and committing additional resources to the proposed merger with HSW International, Inc. The decrease in working capital is primarily due to a decrease in net assets (assets less liabilities) held for sale, the net loss for the year ended September 30, 2007 and an increase in accrued expenses (primarily merger transaction costs).

        Within our Distribution Business (included in discontinued operations), a large portion of trade accounts receivable is attributable to our largest customer—Mr. Lam, from whom we derived substantially all of our distribution revenue for the year ended September 30, 2007. The amount of the receivable balance with this customer was $9.8 million at September 30, 2007 and $11.2 million at September 30, 2006.

        We entered into a new installment payment plan agreement with Mr. Lam in November 2006 to pay his September 30, 2006 outstanding balance of $11.2 million over a period of six months. As part of the installment plan agreement, we agreed that all future sales to Mr. Lam are due and payable within 45 days. At September 30, 2007, Mr. Lam had completed payments on the installment payment plan, but had approximately $9.8 million overdue on current purchases with 45 day terms. The volume of sales in the Distribution Business relies on keeping Mr. Lam as a customer. In order to demonstrate his belief that Mr. Lam's receivable is collectible, Wei Zhou, the Company's Chairman and CEO, entered into a Security and Pledge Agreement with INTAC whereby Mr. Zhou pledged 3 million shares of INTAC common stock to secure collection of this receivable. The Company has not reserved any of the overdue balance because Mr. Lam historically has always paid his commitments, although not always on time.

        In conjunction with the Company's merger with HSW International, Inc. and the sale of the Distribution Business, we entered into a Share Purchase Agreement, which calls for any and all amounts paid on the receivables from Mr. Lam to be paid into an escrow account to be governed by the Receivables Escrow Agreement (the "Escrow Agreement"). This Escrow Agreement stipulates that all accounts receivable collections from Mr. Lam be deposited into an escrow account which funds would then be withdrawn and transferred to the Company's operating accounts with an Operating Expense Payment Certification. Since the escrow account was opened in February 2007, certain accounts receivable collections from Mr. Lam were inadvertently deposited directly into the Company's operating accounts. HSW International, Inc. has waived this failure to comply with the Share Purchase Agreement.

        At September 30, 2006, the Company had approximately $2.2 million of supplier rebates receivable from its major mobile handset supplier, T-Mobile Deutschland. This amount had been fully reserved based on historical trends and due to the uncertainty of their use when considering the distribution business' anticipated reduced revenue. Mr. Zhou's pledge of 3 million shares of INTAC common stock under the Security and Pledge Agreement also secures this receivable. During the year ended September 30, 2007, the Company collected all of this receivable. This amount was recorded as a reduction of cost of revenue in discontinued operations.

        As of September 30, 2007, we have a net trade receivable balance of $4.6 million related to our Career Development Services business. The trade receivable balance relates primarily to Huana Xinlong and the sale of educational software to school districts within China. These school districts pay for their software purchases using funds supplied by the Chinese government. Historically, this funding takes many months, which is typical of the business process in China. In our September 30, 2006 financials, the Company reserved $950,608 for trade receivables related to sales of educational software completed in December 2004. In the fourth quarter of fiscal 2007, the Company changed its reserve policy to reserve receivables that have aged in excess of 15 months, from the previous policy of reserving receivables aged in excess of 21 months, due to collection experience. As a result, the Company recorded additional reserves of $1.6 million during the fourth quarter of 2007, and the allowance for doubtful accounts is $3.2 million at September 30, 2007. As with previously reserved accounts, the Company fully intends to pursue collection of these receivables.

        We believe the estimated net proceeds from the sale of common stock in connection with the merger will provide us sufficient working capital to establish our operations in Brazil and China and provide sufficient working capital through at least December 2008. The education and administrative software and training businesses require a substantial amount of working capital. We believe that the Company will have sufficient capital for the next twelve months if we are able to collect our trade receivables in a timely manner. However, if revenues and margins of the career development services businesses continue to decline, we may have to significantly curtail these operations and consider alternatives such as debt or equity financing. Alternatives will be limited unless we are able to stabilize the operating performance of these businesses. As of the date of this report, beyond the equity financing in conjunction with our merger with HSW International, we do not have any financing arrangements nor do we have any commitments to obtain such an arrangement with any bank or other third party. If we raise capital by issuing equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced. Any new securities may have rights, preferences or privileges senior to those of our current common shareholders. There can be no assurances that we will be able to obtain additional financing on terms that are acceptable to us.

(e)
Cash and Cash Equivalents

        For purposes of the balance sheets and statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains its cash in high quality financial institutions and does not believe any undue risk is associated with its cash balances. A large portion of the cash balance is maintained at one financial institution.

(f)
Concentration of Credit Risk and Accounts Receivable

        Trade accounts receivable are stated at the amount the Company expects to collect and are not collateralized. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company does not charge interest on overdue balances. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms and the length of time which the receivable remains outstanding. If the financial condition of the Company's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Based upon the above criteria, as of September 30, 2007 and 2006, the allowance for doubtful accounts receivable was $3,207,712 and $950,608, respectively.

(g)
Inventories

        Inventories in our career development services business consist mostly of training material and other supplies. Inventories in our Distribution business are shown on the consolidated balance sheets as assets held for sale. This consists mostly of wireless handsets which are stated at the lower of cost and net realizable value, calculated on the first-in, first-out basis, and are comprised of finished goods. Net realizable value is determined on the basis of anticipated sales proceeds less estimated costs for selling expenses.

(h)
Deposits Paid

        Deposits paid are payments made to suppliers for down payments for wireless handsets and included in assets held for sale on the consolidated balance sheet.

(i)
Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation and amortization and any provisions for impairment losses required to reflect recoverable amounts. Cost represents the purchase price and any directly attributable costs of bringing the asset to working condition for its intended use. Repairs and maintenance are expensed as incurred. Betterments and capital improvements are capitalized and depreciated over the remaining useful life of the related asset.

        Depreciation and amortization is calculated to write off the cost of the fixed asset over the shorter of the useful life or, if applicable, the remaining lease term, on a straight line basis, at the following annual rates:

Furniture and fixtures	20%
Leasehold improvements	20%
Motor vehicles	20%

(j)
Intangible Assets

        In accordance with the accounting rules contained in SFAS No. 142 "Goodwill and Intangible Assets" ("SFAS 142"), the Company reviews each indefinitely lived intangible asset for impairment annually and when events or circumstances indicate that the asset might be impaired. Impairment is measured as the amount by which the Company's carrying value exceeds the fair value. Should impairment be indicated, the impaired amount will be charged to expense. As of September 30, 2007 and 2006, the Company performed its annual impairment tests and found none of its goodwill to be impaired.

        Non-amortizable intangible assets include the following:

  •
  Recorded goodwill of $59,021 attributable to the wireless handset distribution business (included in assets held for sale on the consolidated balance sheets).

  •
  Recorded goodwill of $1,064,113 relating to the acquisition of an additional 15% indirect ownership interest in Intac Purun from Putian for $1.5 million attributable to the career development services business.

  •
  Recorded goodwill of $15,678,353 relating to the acquisition of Huana Xinlong attributable to the career development services business. The acquisition consideration issued by the Company in the transaction consisted of up to 2,000,000 shares of Company common stock, including 1,000,000 shares issued on closing and up to an additional 1,000,000 shares contingent on achieving net income of $13 million during the thirteen month period ending December 31, 2005 of which an additional 601,272 shares were issued. The Company issued a total of 1,601,272 shares as consideration for this transaction.

        Goodwill represents the excess of the purchase price over the fair value of identifiable assets and liabilities acquired as a result of the Company's acquisitions of interests in its subsidiaries.

        Amortizable intangible assets include the following:

  •
  The legal right for exclusive access to a student database which is owned by the PRC Ministry of Education. The Company acquired the access right in October 2003 in connection with the formation of Intac Purun. The access right to this student database has been recorded based on a valuation completed in December 2004. Management has determined that this intangible asset has a finite life as contemplated by SFAS No. 142 and accordingly, this asset is being amortized over a five year life on a straight line basis in accordance with the terms of the internet content provider license agreement.

		September 30, 2007		September 30, 2006
	Weighted Average Remaining Amortization Period (Years)
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Internet portal database gateway	1.0	$411,666	$307,563	$411,666	$224,288

        Amortization expense was $83,275 and $117,718 for the years ended September 30, 2007 and September 30, 2006, respectively, and $45,673 for the nine months ended September 30, 2005. Estimated aggregate amortization expense for each of the next two years is as follows:

2008	$83,275
2009	20,828

Total	$104,103

(k)
Acquired Software

        Software was acquired in connection with the acquisition of Huana Xinlong. This software has been recorded using values established in December 2004. Amortization is recorded based on the estimated useful life of approximately three years on a straight line basis. At September 30, 2007, acquired software recorded value totaled $2,039,307 with accumulated amortization totaling $1,982,158. At September 30, 2006, acquired software recorded value totaled $2,039,307 with accumulated amortization totaling $1,383,349.

(l)
Deposits Received

        Deposits received are payments received from customers for down payments for wireless handsets and are included in liabilities held for sale in the consolidated balance sheet.

(m)
Revenue Recognition

        The Company's revenue is derived from primarily two sources (i) career development services which includes software license maintenance and support, training, consulting, and franchise revenue for customers in China (included in continuing operations on the consolidated statement of operations) and (ii) distribution revenue, which includes wireless handsets distribution mainly into China—(included in discontinued operations on the consolidated statements of operations).

        Career Development Services (included in continuing operations):

        Product revenue from the license of the Company's software products is recognized in accordance with Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition" when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable, and collection of the resulting receivable is reasonably assured, and, if applicable, upon acceptance when acceptance criteria are specified or upon expiration of the acceptance period. Maintenance and support revenue for customer support is deferred and recognized ratably over the service period unless it is included in the initial license fee, provided for less than one year and is not a significant portion of the total license revenue. In this case, maintenance support revenue is recognized when all revenue recognition criteria under SOP 97-2, SOP 98-9 and SAB 104 have been met. Product upgrades and enhancement revenue is deferred and recognized ratably over the service period unless it is included in the initial license fee and is not significant. Training and consulting revenue is recognized as services are performed and billable according to the terms of the service arrangement.

        The Company applies the provisions of Statement of Position 97-2, "Software Revenue Recognition," ("SOP 97-2") as amended by Statement of Position 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" to all transactions involving the sale of all its software products.

        For arrangements with multiple obligations (e.g. undelivered maintenance and support bundled with term licenses), the Company allocates revenue to each component of the arrangement using the residual value method based on evidence of the fair value of the undelivered elements, which is specific to the Company. The vendor specific objective evidence of the fair values for the ongoing maintenance and support obligations for term licenses are based upon the prices paid for the separate renewal of these services by the customer or upon substantive renewal rates stated in the contractual arrangements. In this case, maintenance support revenue is recognized when all revenue recognition criteria under SOP 97-2, SOP 98-9 and SAB 104 have been met. Vendor specific objective evidence of the fair value of other services, primarily consulting and training services, is based upon separate sales of these services.

        Franchise fee revenue is derived from the sale to customers of the exclusive rights to provide training courses to prospective students. This arrangement consists of an up-front, non-refundable license fee, as well as fees for training materials and contingent payments based on a percentage of the student tuition. The up-front, non-refundable franchise fee is recognized as revenue at the time the agreement is entered into, and the fees for other services are recognized as performed. Contingent payments are recognized when received. The Company has considered the relevant provisions of FAS 45 "Accounting for Franchise Fee Revenue" in accounting for its franchise revenue.

        The Company licenses access to its student database and education materials under one, two and three-year term licenses. The software licenses provide for updates to new versions if and when made available. No express rights of return are granted. The Company sells its products and services via a direct sales force and under certain circumstances, sales agents.

        Subscription revenue which will be earned primarily through our Internet portal business, will be recognized on a straight line basis over the term of the service contract provided. The Company may also contract with third-party mobile operators for the transmission of wireless short messages and subscriptions as well as for the billing and collection of service fees from customers. Revenues are recorded as the services are provided monthly or on a per usage basis. The Company will recognize the net amount billed by the mobile operator as revenue. To date, the Company has generated minimal revenue from subscription services.

        Distribution Business (included in discontinued operations):

        The Company's wireless handset revenue is generally generated from a quick turn of product. The Company recognizes revenue upon delivery of product to its customers. Products are sold "as is" and the Company does not provide servicing of the wireless handsets, nor does the Company receive any usage revenue from the wireless handsets distributed.

        Revenue is recognized when customers take delivery of the goods, which is taken to be the point in time where the customer has accepted the goods and the related risks and rewards of ownership. Certain sales arrangements provide the Company the right to receive a contingent payment based on sales made by the customers. Contingent payment revenue for these arrangements is recognized as the cash is received. Receipts of cash in advance of shipment or delivery are recorded as deposits received.

        License fee revenue is derived from the sale to customers of the rights to sell products under arrangements in which the Company is the distributor. These arrangements consist of an up-front, non-refundable license fee, as well contingent payments based on a percentage of the customer revenue. The services provided by the Company after the receipt of the up-front license fee are not significant. The up-front, non-refundable license fee is recognized as revenue at the time the agreement is entered into, and the contingent payments are recognized when received. The Company has considered the relevant provisions of SAB 104 and Emerging Issues Task Force No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" in accounting for license fee revenue.

(n)
Cost of Revenues

        Career Development Services (included in continuing operations):

        The Company's career development services cost of revenue is primarily comprised of the service fees paid for the provision of software training and technological services, and the amortization charge for acquired software.

        Distribution Business (included in discontinued operations):

        The Company's distribution business cost of revenues is comprised of the cost of the wireless handset products distributed.

(o)
Vendor Programs

        Incentive arrangements such as volume incentive rebates or other vendor programs are accounted for in accordance with the Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" and Emerging Issues Task Force No. 03-10, "Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Customers by Manufacturer". To the extent that the Company receives excess funds from suppliers for reimbursement of its costs, the Company recognizes the excess as a liability due to the supplier, which is applied to future costs incurred on behalf of the supplier. Volume incentive rebates are consideration received from the suppliers when purchases or sell-through targets are attained or exceeded within a specific time period. The amount of rebate earned in any financial reporting period is accrued as a vendor receivable. This same amount is either a reduction on inventory cost or is a reduction of cost of sales for those items already sold. Volume rebates to date have been determined based on actual negotiated volume discounts. When there is uncertainty regarding the use of these rebates, the amounts are reserved accordingly.

(p)
Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the period in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(q)
Foreign Currency Translation

        The Company's operations in China and Hong Kong use the local currencies as their functional currencies. German operations use the Hong Kong dollar as its functional currency. The accompanying consolidated financial statements have been expressed in United States dollars, the reporting currency of the Company.

        Reported assets and liabilities of INTAC's foreign subsidiaries have been translated at the rate of exchange at the end of each period. Revenues and expenses have been translated at the weighted average rate of exchange in effect during the respective period. Gains and losses resulting from translation are accumulated in other comprehensive income (loss) in stockholders' equity.

        Realized and unrealized gains (losses) on currency transactions between foreign entities is included in other income (expense) in the accompanying statements of operations.

(r)
Net Loss Per Share—Basic and Diluted

        Basic loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted-average number of common shares and dilutive potential common shares, if any, outstanding during the period. Stock options were not included in the computation of diluted loss per share because their effects are anti-dilutive. Total dilutive shares excluded from the loss per share computation totaled 450,000 at both September 30, 2007 and 2006.

(s)
Segment Reporting

        SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information", established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and assessing performance.

        Historically, the Company's results of operations have been considered to be comprised of two reportable segments: (i) career development services and (ii) distribution of wireless handsets. The statement of operations included herein reflects operations of the career development services segment as continuing operations and the distribution segment as discontinued operations due to the transaction described in Note 2 below. Accordingly, there is only one reportable segment and disclosure as required under SFAS No. 131 is not required.

(t)
Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

        The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(u)
Use of Estimates

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The significant estimates and related assumptions include the assessment of the provision for doubtful accounts, the assessment of the impairment of tangible and intangible long-lived assets, the assessment of the valuation allowance on deferred tax assets, the purchase price allocation on acquisitions and the assessment of criteria related to revenue recognition. Actual results could differ from those estimates.

(v)
Product and Software Development Expenses

        Product and software development expenses primarily include payroll and other employee benefit costs. For software to be marketed or sold, financial accounting standards require the capitalization of development costs after technological feasibility is established. Due to the relatively short period between technological feasibility and the completion of product development, and the insignificance of the related costs, the Company generally does not capitalize software development costs. All product and software development costs are expensed when incurred. Research and development costs to date have not been significant.

(w)
Employee Benefit Plans

        The Company's subsidiaries in China participate in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. Chinese labor regulations require the Company's subsidiaries to pay to the local labor bureau monthly contributions at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contributions. Employee benefit plan costs to date have not been significant.

(x)
Stock Option Plans and Stock-Based Compensation

        Effective October 1, 2005, the Company adopted Statement of Financial Accounting Standard No. 123 (revised) "Share Based Payment" ("SFAS 123-R"), using the modified prospective transition method. Under this transition method, compensation cost for all share-based payments granted prior to, but not yet vested as of October 1, 2005, is based on the grant date fair value estimated in accordance with the original provisions of SFAS 123 and compensation cost for all share-based payments granted subsequent to October 1, 2005 is based on the grant date fair value estimated in accordance with the provisions of SFAS 123-R. During the years ended September 30, 2007 and 2006, the Company recognized share-based compensation cost totaling $154,142 and $153,044, respectively.

        As a result of adopting SFAS 123-R on October 1, 2005, the Company's loss before income taxes and net loss for year ended September 30, 2006 is $153,044 higher than if the Company had continued to account for share-based compensation under APB Opinion No 25 "Accounting for Stock Issued to Employees." Basic and diluted loss per share for the year ended September 30, 2006 would have been ($0.35), if the Company had not adopted SFAS 123-R, compared to the reported basic and diluted loss per share of ($0.36).

        The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company's stock option plan in all periods presented. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option pricing model and amortized over the options' vesting periods.

Nine Months Ended September 30, 2005
Net loss, as reported	$(1,466,382)
Add: Total stock-based employee compensation expense included in reported net loss	136,112
Deduct: Total stock-based employee compensation expense determined under fair value based method	(1,117,425)

Pro forma net loss	$(2,447,695)

Net loss per share—Basic and Diluted—as reported	$(0.07)

Net loss per share—Basic and Diluted—pro forma	$(0.11)

        On August 28, 2005, the Board of Directors of INTAC approved the acceleration of vesting of all unvested options to acquire shares of the Company's common stock. These options were previously awarded in 2003 and 2004 under the Company's 2001 Long Term Incentive Plan and were to vest in three equal annual installments after the date of grant. Options to purchase 200,000 shares of common stock at exercise prices between $9.50 and $15.75, prices that were above the current market price of the Company's common stock, are subject to this acceleration. The acceleration of the vesting of these options was undertaken primarily to eliminate the related future stock-based compensation expense resulting from the adoption of SFAS 123R.

        As part of the merger, vesting of all outstanding stock options was accelerated to immediately vest, thus all remaining expense related to unvested options was recognized.

(y)
Commitments and Contingencies

        Liabilities for loss contingencies arising from claims, assessments and litigation and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. In the opinion of management, after consultation with legal counsel, there are no claims, assessments and litigation against the Company.

(z)
Fair Value of Financial Instruments

        The carrying amounts of all current assets and current liabilities at September 30, 2007 and 2006 approximate their fair values because of the short maturity of these instruments.

(aa)
Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income (loss) for the periods presented includes net income (loss) and foreign currency translation adjustments.

(bb)
Impact of New Accounting Standards

        In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which alters the framework for recognizing income tax contingencies. Previously, under SFAS No. 5, "Accounting for Contingencies," the focus was on the subsequent liability recognition for estimated losses from tax contingencies where such losses were probable and the related amounts could be reasonably estimated. Under this new interpretation, a contingent tax asset (i.e., an uncertain tax position) may only be recognized if it is more likely than not that it will ultimately be sustained upon audit. The Company does not believe this standard will have a material impact on its statement of financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value as the amount that would be exchanged to sell an asset or transfer a liability, in an orderly transaction between market participants, and establishes a fair value hierarchy of quotes and unobservable data that should be used to develop pricing assumptions. In addition, for assets and liabilities that are not actively traded, for example, certain kinds of derivatives, SFAS 157 requires that a fair value measurement include an adjustment for risks inherent in a valuation technique and/or inputs, such as those used in pricing models. SFAS 157 is effective for fiscal years beginning after November 15, 2007, however, early adoption is permitted. The Company does not believe this standard will have a material impact on its statement of financial position or results of operations.

(cc)
Recent Events

        On January 29, 2007, the Company entered into a First Amendment to the Agreement and Plan of Merger, referred to as the amendment to the merger agreement, with HowStuffWorks Inc. ("HSW"), HSW International, Inc. ("HSW International") and HSW International Merger Corporation ("merger sub"), amending the provisions of the Agreement and Plan of Merger dated April 20, 2006 among the parties (the "Merger Agreement"). Pursuant to the merger agreement, as amended, merger sub will merge with and into INTAC, with INTAC continuing as the surviving corporation (the "merger"). As a result of the merger, INTAC will become a wholly owned subsidiary of HSW International. Pursuant to the terms of the merger agreement, as amended, each outstanding share of Company common stock, par value $0.001 per share, will be converted into the right to receive one share of HSW International common stock, par value $0.001 per share.

        In connection with the merger (i) HSW has agreed to contribute certain assets, properties and rights to HSW International in exchange for shares of HSW International common stock (the "contributed assets") and (ii) certain investors have agreed to purchase shares of HSW International common stock with an aggregate value of approximately $50 million (the "equity financing"). At the closing of the merger, but prior to the completion of the equity financing, INTAC stockholders will own 46.5% of the total issued and outstanding shares of HSW International common stock and HSW will own the remaining 53.5% of the total issued and outstanding shares of HSW International common stock subsequent to the sale of the Distribution Segment. The merger, the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended, have been approved by our board of directors and our stockholders.

        Prior to the closing of the merger, HSW International obtained approval for listing of HSW International common stock on the Nasdaq Global Market, and following the closing of the merger, INTAC filed with the SEC to terminate registration of our common stock.

        On January 29, 2007, the Company, Holdings and INTAC (Tianjin) International Trading Company entered into a Share Purchase Agreement with Wei Zhou, its Chairman and CEO, and Cyber Proof Investments Ltd. ("Cyber"), a corporation wholly owned by Mr. Zhou. Pursuant to the Share Purchase Agreement, Cyber agreed to purchase the Distribution Segment of the business for 3 million shares of the Company's Common Stock. The consummation of this transaction was concurrent with the closing of the merger transaction with HSW International, Inc., which occurred on October 2, 2007.

(dd)
Merger Transaction Costs

        Merger transaction costs of $3,960,655 for the year ended September 30, 2007, are principally comprised of professional and investment banking fees related to the contemplated merger of the Company and HSW described in "Recent Events". Since HSW has been determined to be the accounting acquirer, accounting rules require that the acquiree (the Company) record all transaction costs as expense in its statement of operations.

2.    DISCONTINUED OPERATIONS

        On January 29, 2007, the Company, Holdings and INTAC (Tianjin) International Trading Company entered into a Share Purchase Agreement with Wei Zhou, its Chairman and CEO, and Cyber Proof Investments Ltd. ("Cyber"), a corporation wholly owned by Mr. Zhou. Pursuant to the Share Purchase Agreement, Cyber has agreed to purchase the Distribution Segment of the business for 3 million shares of the Company's common stock. The consummation of this transaction was concurrent with the closing of the merger transaction with HSW International, Inc. as described in "Recent Events".

        As a result of this agreement, the operations of this business have been segregated and reported as discontinued operations for all periods presented for the Company's consolidated statements of operations presented herein. The results of discontinued operations are as follows:

	Year Ended September 30,		Nine Months Ended September 30,
	2007	2006	2005
Revenues	$60,245,414	$62,635,376	$57,019,701
Loss from discontinued operations before income taxes	(1,468,629)	(4,230,915)	(1,089,001)
Income taxes	—	—	(132,912)
Loss from discontinued operations	(1,468,629)	(4,230,915)	(956,089)

        The Company's assets and liabilities of this segment have been classified as "held for sale" for the consolidated balance sheets presented herein. The assets and liabilities held for sale as of September 30, 2007 and 2006 are as follows:

	September 30, 2007	September 30, 2006
Assets:
Cash and cash equivalents	$143,753	$1,044,661
Trade accounts receivable	11,012,032	11,461,713
Supplier rebate receivable, net of allowance of $2,231,205 at September 30, 2006	—	—
Income tax receivable	—	41,823
Inventories	2,061,910	369,723
Deposits paid	4,722	—
Property and equipment, net	83,150	160,166
Other assets	1,316,440	97,636
Advances to officers of subsidiaries and employees	128,073	—
Goodwill	59,021	59,021

Total assets	$14,809,101	$13,234,743

Liabilities:
Trade accounts payable	$3,873,667	$1,764,322
Accrued expenses	497,707	71,354
Deferred revenue	1,461,406	—
Due to shareholder	35,828	—
Deposits received	—	123,435

Total liabilities	$5,868,608	$1,959,111

        Deferred revenue is comprised of sales of prepaid calling cards. To date, revenue of $155,673 has been generated from these prepaid calling cards.

3.    INVENTORIES

        As of September 30, 2007 and 2006, inventories totaled $49,908 and $45,561, respectively, consisting of $49,908 and $34,225 respectively, for training materials and $0 and $11,336, respectively, for other inventories.

4.    INVESTMENT IN INTAC PURUN

        On January 15, 2004, INTAC announced the shift in focus of its business plan from the traditional distribution of premium brand wireless handsets to its new career development services and Internet joint venture, Intac Purun. Intac Purun was formed in October 2003 with China Putian Corporation ("Putian") and the Ministry of Education in The People's Republic of China ("PRC"). The Company indirectly invested a total of $2.3 million in cash in the newly founded Internet joint venture in September 2003 and October 2003, owned 45% indirectly by INTAC, 15% by Putian, 30% by a private investor group and 10% by the Ministry of Education.

        In order to meet ownership requirements under PRC law which restrict or prohibit INTAC from operating in certain industries such as Internet content providers, INTAC made loans of $1,233,000 and $123,000 to two China nationals, Miss Zhang Wanqin and Miss Li Min, respectively. Miss Zhang and Miss Li are the equity owners of Tianjin Weilian, a company incorporated in the PRC. These loans were made to finance Miss Zhang and Miss Li, on behalf of INTAC, for the purpose of establishing Tianjin Weilian to hold the 45% interest in Intac Purun. Tianjin Weilian pledged as collateral the 45% ownership of Intac Purun against these loans from INTAC. Furthermore Tianjin Weilian assigned all operating rights, title and interest it had in Intac Purun to INTAC, including all interest held, all rights to capital accounts, distributions and/or allocations of cash property and income, and all rights to participate in management and to vote with regard to affairs relating to the Intac Purun. When permitted under applicable laws, Tianjin Weilian will transfer ownership of Intac Purun directly into INTAC.

        In June 2004, INTAC indirectly purchased an additional 15% interest in Intac Purun from Putian for $1.5 million. The incremental acquired ownership was accounted for using the purchase method of accounting. INTAC made loans of $1.5 million to two China nationals, Mr. Zhou Jingchen and Ms. Tian Jinmei. Mr. Jingchen and Ms. Jinmei are the equity investors of Tianjin Chengtai International Trading Limited ("Chengtai"), a company incorporated in the PRC. These loans were made to finance Mr. Jingchen and Ms. Jinmei, on behalf of INTAC, for the purpose of establishing Chengtai which purchased the 15% interest in Intac Purun in June 2004 from Putian. A total of 15% of the outstanding securities of Intac Purun, representing the 15% ownership, were pledged as collateral for these loans from INTAC and all operating, economic, voting and other rights associated with their 15% interest were assigned to INTAC by Chengtai. This additional 15% interest increases INTAC's total indirect ownership in Intac Purun to 60%, for which the Company has paid or invested $3.8 million. Intac Purun is incorporated and domiciled in PRC.

        Aggregate minority interest in losses have been recorded by the Company (since inception $432,524 at September 30, 2007) to reduce the minority interest in Intac Purun to zero. The Company will record 100% of income related to the minority interest, if any, until the amount of the previously reported losses of the minority interests in shareholders' equity (deficit) in Intac Purun by the Company have been restored.

5.    PURCHASE OF HUANA XINLONG

        In December 2004, the Company acquired Beijing Huana Xinlong Information and Technology Development Co., Ltd. ("Huana Xinlong"). Huana Xinlong, a leading Chinese developer of management software for educational institution administration, is located in Beijing, China. The acquisition was accounted for using the purchase method of accounting. The acquisition consideration issued by the Company in the transaction consisted of up to 2,000,000 shares of Company common stock, including 1,000,000 shares issued on closing and up to an additional 1,000,000 shares contingent on achieving net income of $13 million during the thirteen month period ending December 31, 2005 (and the Company will issue a lesser number of shares on a pro rata basis in the event net income is less than $13 million). The Company issued a total of 1,601,272 shares as consideration for the transaction.

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of the date of acquisition:

	September 30,
	2006	2005
Current assets	$306,333	$306,333
Acquired software	2,039,307	2,039,307
Other non-current assets	192,801	192,801

Total assets acquired	2,538,441	2,538,441
Current liabilities assumed	1,274,097	1,274,097

Net assets acquired	1,264,344	1,264,344
Purchase price	16,942,701	13,000,000

Excess purchase price	$15,678,353	$11,735,656

        The excess of the purchase price over the fair value of the net identifiable assets acquired represents goodwill and is not deductible for income tax purposes. The allocation of the purchase price includes information used in an independent valuation of the software which was completed in December 2004.

6.    PROPERTY AND EQUIPMENT, NET

        As of September 30, 2007 and 2006, property and equipment consisted of the following:

	September 30, 2007	September 30, 2006
Furniture and fixtures	$457,717	$964,671
Leasehold improvements	—	274,539
Motor vehicles	90,801	476,366
Other	29,068	29,069

	577,586	1,744,645
Less: Accumulated depreciation and amortization	(279,563)	(701,737)

	$298,023	$1,042,908

7.    OTHER ASSETS

        As of September 30, 2007 and 2006, other assets consisted of the following:

	September 30, 2007	September 30, 2006
Deposits and memberships	$142,467	$199,017
Prepaid administrative and professional costs	131,924	243,209

	$274,391	$442,226

8.    CONCENTRATION OF RISKS

        For the years ended September 30, 2007 and 2006 and the nine months ended September 30, 2005 we derived substantially all of our distribution revenue (included in discontinued operations) from one customer, Mr. Lam. This distribution customer also accounts for most of our total distribution trade receivables.

        For the year ended September 30, 2006 and the nine months ended September 30, 2005 one distribution vendor accounted for more than 10% of our total discontinued operations purchases: T-Mobile Deutschland.

        Additionally, the majority of our career development services revenue and receivables (included in continuing operations) are derived from Chinese customers.

9.    INCOME TAXES

        The Company is subject to income taxes on income arising in or derived from the tax jurisdictions in which it is domiciled and operates. Pursuant to an expense sharing arrangement, the Company's U.S. losses have been allocated to the Hong Kong operating subsidiaries based upon the relative amount of each Hong Kong subsidiary's gross profit margin.

	Year ended September 30, 2007	Year ended September 30, 2006	Nine Months ended September 30, 2005
Current:
United States Federal and State	$—	$—	$—
Foreign	—	—	—

Total current provision for income taxes	$—	$—	$—

Deferred:
United States Federal and State	$—	$—	$—
Foreign	(426,447)	426,447	—

Total deferred provision for income taxes	$(426,447)	$426,447	$—

        The Company has substantial net operating loss carryforwards in some of its Hong Kong and PRC operating entities. As a result, most of these entities have net deferred tax assets. The Company has provided a valuation allowance to reduce these deferred tax assets to $0 based on the uncertainty of generating future taxable income. During the year ended September 30, 2006 one of the Company's PRC entities generated accrual basis taxable income and recorded a deferred income tax liability of $424,447. This liability was reversed to zero in the year ended September 30, 2007 due to an accrual basis tax loss. At September 30, 2007, this entity had a deferred tax asset of $128,097, primarily related to accrual items. The Company recorded a valuation allowance against this asset.

        The provision for income taxes for the years ended September 30, 2007 and 2006 and the nine months ended September 30, 2005 differed from the amount computed by applying the U.S. income tax rate of 34% to loss before income taxes as follows:

	Year Ended September 30, 2007	Year Ended September 30, 2006	Nine Months Ended September 30, 2005
Computed "expected" tax benefit	$(3,229,148)	$(1,184,776)	$(173,500)
Rate differences resulting from differing tax rates for different tax jurisdictions	1,034,054	(66,283)	17,036
Tax holiday effect for PRC entities not currently subject to income taxes	(574,215)	63,678	(561,483)
Expiration of tax holiday	—	426,447	—
Non-deductible expenses	1,400,104	249,751	(59,636)
Change in valuation allowance	940,758	937,630	769,107
Other	—	—	8,476

	$(426,447)	$426,447	$—

        The tax holiday earnings per share for the years ended September 30, 2007 and 2006, and the nine months ended September 30, 2005, total $0.00, $0.00 and $0.03, respectively.

        The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset and liability at September 30, 2007 and 2006, are as follows:

	September 30, 2007	September 30, 2006
Deferred tax assets:
Net operating loss carryforwards	$1,387,722	$1,573,548

Total deferred tax assets	1,387,722	1,573,548
Deferred tax liabilities:
Deferred income and reserves	487,444	(499,462)
Valuation allowance	(1,875,166)	(1,500,533)

Net deferred tax liability	$—	$(426,447)

        The net operating losses available at September 30, 2007, to offset future taxable income in the U.S., Hong Kong, and China are $478,720, $1,337,234 and $4,085,180, respectively. The income tax rates for Hong Kong and China are 17.5% and 33.0%, respectively. A portion of the net operating losses generated in China expire beginning in 2008 if not utilized. The net operating losses generated in Hong Kong have no expiration date and carry forward indefinitely. The net operating losses generated in the U.S. resulted from stock compensation benefits and expire if not used by 2026. When the tax benefits of these net operating losses are realized, they will be credited to stockholder's equity.

10.    RELATED PARTY TRANSACTIONS

(a)
As of September 30, 2007 and 2006, the Company's majority shareholder, Mr. Wei Zhou was the beneficial owner of 52.0% and 52.0%, respectively, of the Company's issued outstanding common stock.

(b)
Mr. Zhou is the CEO, President, Treasurer and a Director of the Company. As of September 30, 2007 and 2006, Mr. Zhou had made net advances to the Company amounting to $35,828 and $159,057, respectively. These advances are included in liabilities held for sale on the consolidated balance sheets.

(c)
As described in Notes 1 and 2, the Company has entered into an agreement to sell its Distribution Business to its Chairman and CEO Wei Zhou.

11.    ADVANCES FROM SHAREHOLDER

        As of September 30, 2007 and 2006, Mr. Zhou (President, CEO and Director of the Company) had net advances outstanding to the Company of $35,828 and $159,057, respectively.

12.    COMMITMENTS AND CONTINGENCIES

        As of September 30, 2007, the total future minimum lease payments under non-cancelable operating leases of the Company's office facilities are as follows:

Fiscal 2008	$100,405
Fiscal 2009	100,405
Fiscal 2010	66,936
Thereafter	—

$267,746

        For the years ended September 30, 2007 and 2006 and the nine months ended September 30, 2005, rental expense which is included in selling, general and administrative expense amounted to $100,405, $105,784 and $30,094, respectively.

        There are uncertainties regarding the indirect ownership and the legal basis of the Company's ability to operate an Internet portal business in China. Although China has implemented a wide range of market-oriented economic reforms, the telecommunication, information and media industries remain highly regulated. Not only are restrictions currently in place, but regulations are unclear regarding in what specific segments of these industries companies with foreign investors, including the Company, may operate. Therefore, the Company might be required to limit the scope of its operations in China, and this could have a material adverse effect on the Company's financial position, results of operations and cash flows.

13.    STOCKHOLDERS' EQUITY

(a)
Common Stock

        In December 2004, the Company entered into a Stock for Stock Exchange Agreement to acquire all of the outstanding equity securities of Huana Xinlong, a company organized under the laws of the PRC. The acquisition consideration issued by the Company in the transaction consisted of 1,000,000 shares of the Company's common stock issued on closing and 341,272 shares issued as a result of the acquired business meeting certain net income thresholds for the thirteen month period ending December 31, 2005. In addition, in accordance with an amendment to the original stock for stock exchange agreement, in March 2006 an additional 260,000 shares were issued.

(b)
Stock Options and Stock Awards

        On November 28, 2001, INTAC adopted a stock purchase plan entitled the "2001 Long Term Incentive Plan" to attract, retain and motivate its management and other persons, to encourage and reward their contributions to the performance of the Company and to align their interests with the interests of the Company's stockholders. The Company authorized 2,500,000 shares to be available for grant as part of the long term incentive plan. Options are generally granted at fair value on the date of issuance.

        On August 28, 2005 the Company completed a stock option grant to four of its Directors to purchase 25,000 shares of the Company's common stock (an aggregate of 100,000 shares) at an exercise price of $6.40 per share, representing the market value on the date of the grant. These stock options vest in two equal annual installments on the first two anniversaries of the date of the grant. The per share fair value of the stock options granted, estimated on the date of the grant using the Black-Scholes options pricing model was $1.97. The fair value of the option grant was estimated on the date of the grant using the following assumptions: no dividend yield; expected volatility of 50%; risk-free interest rate of 4.09%; and expected life of two years. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

        On August 28, 2005 the Company completed a stock option grant to four of its Directors to purchase 12,500 shares of the Company's common stock (an aggregate of 50,000 shares) at an exercise price of $6.40 per share, representing the market value on the date of grant. These stock options vest in three equal annual installments on the first three anniversary dates of the grant. The per share fair value of the stock options granted, estimated on the date of the grant using the Black-Scholes options pricing model was $2.19. The fair value of the option grant was estimated on the date of the grant using the following assumptions: no dividend yield; expected volatility of 44%; risk-free interest rate of 4.09%; and expected life of three years. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

        On March 2, 2004 and March 11, 2004, the Company completed a stock option grant to four of its Directors to purchase 50,000 shares of the Company's common stock (an aggregate of 200,000 shares) at an exercise price of $15.75 per share for three of the Directors and $14.72 per share for the remaining Director, representing the market values on the date of each grant. These stock options vest in three equal annual installments on the first three anniversary dates of the date of grant. The per share fair value of the stock options granted on March 2, 2004 and March 11, 2004, estimated on the date of grant using the Black-Scholes options pricing model, was $6.03 and $5.63, respectively. The fair value of the option grant was estimated on the date of grant using the following assumptions: no dividend yield; expected volatility of 55%; risk-free interest rate of 2.0%; and expected life of three years. For purposes of proforma disclosure, the estimated fair value of the options is amortized to expense over the options vesting periods. On March 31, 2005, 50,000 of these options were cancelled due to the resignation of a director. On June 30, 2005 another 50,000 of these options were cancelled when another director did not stand for re-election. On August 28, 2005, the Board of Directors accelerated the vesting of the remaining options as described in "General and Summary of Significant Accounting Policies".

        The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model. Expected volatilities are based on historical volatility of the Company's stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. There were no options granted or exercised during the year ended September 30, 2007.

        A summary of stock option activity and related information for the years ended September 30, 2007 and 2006 the nine months ended September 30, 2005 is as follows:

	Year Ended September 30, 2007		Year Ended September 30, 2006		Nine Months Ended September 30, 2005
Plan Category	Number of options	Weighted- average exercise price	Number of options	Weighted- average exercise price	Number of options	Weighted- average exercise price
Outstanding at beginning of period	450,000	$7.90	600,000	$6.80	600,000	$8.53
Grant	—	—	—	—	150,000	6.40
Cancelled	—	—	—	—	(150,000)	13.32
Exercised	—	—	(150,000)	3.50	—	—

Total	450,000	$7.90	450,000	$7.90	600,000	$6.80

Options exercisable at end of year	433,332	$7.96	366,668	$8.24	450,000	$6.93

        Information related to stock options outstanding at September 30, 2007, is summarized below:

	Options Outstanding
		Weighted Average Remaining Contractual Life		Options Exercisable
Range of Exercise Prices	Outstanding at 9/30/07		Weighted Average Exercise Price	Exercisable at 9/30/07	Weighted Average Exercise Price
$3.50	150,000	1.8 years	$3.50	150,000	$3.50
$6.40	150,000	4.9 years	$6.40	133,332	$6.40
$9.89	50,000	4.9 years	$9.89	50,000	$9.89
$15.75	100,000	4.9 years	$15.75	100,000	$15.75

	450,000			433,332

        As of September 30, 2007, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements. As part of the merger, 50,000 additional shares were granted to outside directors on October 1, 2007, and the vesting of all unvested options were accelerated, causing all remaining expense to be recognized. There were 500,000 options outstanding and exercisable at October 2, 2007, at a weighted average exercise price of $8.01.

(c)
Earnings Per Share

        The Company has 100,000,000 common shares authorized. The Company has granted options to purchase common shares to employees and directors of the Company. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

	Year Ended September 30, 2007	Year Ended September 30, 2006	Nine Months Ended September 30, 2005
Earnings per share:
Loss from continuing operations	$(9,071,049)	$(3,911,081)	$(510,293)
Loss from discontinued operations	(1,468,629)	(4,230,915)	(956,089)

Net loss	$(10,539,678)	$(8,141,996)	$(1,466,382)

Weighted average shares outstanding	22,940,727	22,587,806	22,149,122

Basic loss per share:
Loss from continuing operations	$(0.40)	$(0.17)	$(0.02)
Loss from discontinued operations	(0.06)	(0.19)	(0.04)

Net loss	$(0.46)	$(0.36)	$(0.06)

Diluted loss per share:
Loss from continuing operations	$(0.40)	$(0.17)	$(0.02)
Loss from discontinued operations	(0.06)	(0.19)	(0.04)

Net loss	$(0.46)	$(0.36)	$(0.06)

Weighted average shares outstanding	22,940,727	22,587,806	22,149,122
Dilutive stock options and restricted stock award	—	—	—

Total common shares and dilutive securities	22,940,727	22,587,806	22,149,122

        Stock options and the restricted stock award outstanding at September 30, 2007, 2006 and 2005 are not included in the diluted earnings per share computation because they are anti-dilutive.

(d)
Dividend Payment Restrictions

        There are no restrictions on the Company's payment of dividends. Although there are certain ministerial requirements with respect to dividends by our PRC domiciled subsidiaries, these ministerial requirements do not rise to the level of "restrictions". Substantially all of our retained earnings are attributable to our PRC and Hong Kong domiciled subsidiaries.

14.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth, for the periods presented, our unaudited quarterly results of operations for the eight quarters ended September 30, 2007.

	Three Months Ended
	Sept. 30, 2007	Jun. 30, 2007	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006	Jun. 30, 2006	Mar. 31, 2006	Dec. 31, 2005
Career development services revenue	$725,479	$911,819	$1,341,385	$2,018,899	$1,556,957	$1,687,001	$1,310,253	$1,190,630
Career development services gross profit	148,883	499,757	715,156	1,330,994	864,047	1,282,382	1,117,041	972,845
Income (loss) from continuing operations, before income tax	(5,801,495)	(1,207,985)	(1,085,725)	(1,402,291)	(2,047,925)	(1,202,687)	67,940	(301,962)
Income taxes	(211,650)	(23,514)	(57,262)	(134,021)	426,447	—	—	—

Income (loss) from continuing operations	(5,589,845)	(1,184,471)	(1,028,463)	(1,268,270)	(2,474,372)	(1,202,687)	67,940	(301,962)
Income (loss) from discontinued operations, net of tax	(188,064)	(452,087)	(437,490)	(390,988)	(3,104,902)	(835,900)	142,355	(432,468)

Net income (loss)	$(5,777,909)	$(1,636,558)	$(1,465,953)	$(1,659,258)	$(5,579,274)	$(2,038,587)	$210,295	$(734,430)
Basic and diluted income (loss) per share
Income (loss) from continuing operations	$(0.26)	$(0.05)	$(0.04)	$(0.05)	$(0.11)	$(0.05)	$0.00	$(0.01)
Income (loss) from discontinued operations	0.00	(0.02)	(0.02)	(0.02)	(0.14)	(0.04)	0.01	(0.02)

Net income (loss)	$(0.26)	$(0.07)	$(0.06)	$(0.07)	$(0.25)	$(0.09)	$0.01	$(0.03)

Weighted average shares outstanding—basic	22,940,727	22,940,727	22,940,727	22,940,727	22,940,727	22,468,873	22,284,993	22,196,599

Weighted average shares outstanding—diluted	22,940,727	22,940,727	22,940,727	22,940,727	22,940,727	22,468,873	23,059,999	22,196,599

        Significant adjustments in the fourth quarters ended September 30, 2007 and 2006 and the third quarter for the nine months ended September 30, 2005.

        In September 2007, the Company recorded a $2.2 million accrual for transaction costs related to the Company's investment banker. The fees of the investment banker were $75,000 if the merger did not take place, and $2.3 million if it did. The closing of the merger became probable in the fourth quarter of 2007, thus the amount was accrued. In addition, additional allowance for doubtful accounts was recorded of $1.6 million in the fourth quarter of 2007, as a result of the Company's change in reserve policy to reserve receivables that have aged in excess of 15 months, from the previous policy of reserving receivables aged in excess of 21 months, due to collection experience.

        In September 2006, the Company recorded a $2.2 million provision for doubtful supplier rebates receivable as a result of the uncertainty surrounding the Company's ability to fully utilize its remaining rebates from T-Mobile. This provision is included in discontinued operations. In addition, a reserve for $951,000 was recorded as a provision for doubtful accounts for receivables related to the Company's career development services business.

        In September 2005, the Company was awarded a volume discount incentive rebate related to the third quarter of 2005 from a major supplier in the amount of $1,085,220. The volume discount was recorded as a decrease to cost of revenue in the third quarter of 2005.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements reflect the acquisition, which closed on October 2, 2007, of INTAC's career development and training services business ("INTAC continuing operations") by HSW International. HSW International has only limited historical operations prior to the consummation of the merger, with minimal historical cost basis for the assets contributed by HSW into HSW International. Consequently, the following HSW International unaudited pro forma condensed consolidated financial statements have been primarily derived from the historical financial statements of HSW International and INTAC to give effect to the HSW International and INTAC continuing operations becoming a wholly owned subsidiary of HSW International upon completion of the merger.

        In the HSW International unaudited condensed consolidated pro formas, HSW International and INTAC historical financial statements are adjusted to include only the HSW International and INTAC continuing operations and to reflect HSW International's purchase price of the INTAC continuing operations. The merger is accounted for using the purchase method whereby the INTAC continuing operations is treated as the "acquired" company for financial reporting purposes. The purchase price is determined based on an independent valuation of the HSW International shares issued to INTAC shareholders to complete the merger, and the fair value of HSW International options issued in exchange for all of INTAC's outstanding options and transaction costs.

        The unaudited pro forma condensed consolidated balance sheet has been prepared assuming the merger was consummated on September 30, 2007. The unaudited pro forma condensed consolidated statements of operations have been prepared assuming the merger was consummated on January 1, 2006. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements and with the historical financial statements and related notes of INTAC that have been incorporated by reference herein.

        The following unaudited pro forma condensed consolidated financial statements include the HSW International and INTAC unaudited condensed consolidated balance sheets as of September 30, 2007, and the INTAC unaudited condensed consolidated statements of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007, adjusted to reflect only the HSW International and INTAC continuing operations. The INTAC unaudited pro forma financial statements have been adjusted to reflect a year end of December 31, 2006 in order to conform to HSW International's calendar year end.

        The unaudited pro forma condensed consolidated financial data does not purport to represent what the combined results of operations of the INTAC continuing operations and HSW International would have been had the merger occurred on January 1, 2006 or to project the results of operations or financial condition for any future date or period.

HSW International and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2007

	HSW International	INTAC	Merger Accounting Adjustments		Merged HSWI and INTAC		Equity Issuance Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$163,629	$118,146	$—		$281,775		$34,442,438	(1)(3)	$34,724,213
Trade accounts receivable, net	26,791	4,583,633	—		4,610,424		—		4,610,424
Inventories	—	49,908	—		49,908		—		49,908
Prepaid expenses	14,349	—	—		14,349		—		14,349
Assets held for sale	—	14,809,101	(14,809,101	)(7)	—		—		—

Total current assets	204,769	19,560,788	(14,809,101)		4,956,456		34,442,438		39,398,894
Property and equipment, net	179,849	298,023	—		477,872		—		477,872
Other assets	—	274,391	—		274,391		—		274,391
Advances to officers and employees	—	45,468	—		45,468		—		45,468
Capitalized transaction costs	1,694,240	—	(1,694,240	)(1)	—		—		—
Internet portal database gateway, net	—	104,103	(104,103	)(2)	—		—		—
Acquired software, net	—	57,149	(57,149	)(2)	—		—		—
Identifiable intangible assets	875,355	—	18,165,000	(2)	19,040,355		—		19,040,355
Goodwill	—	16,742,466	6,024,284	(2)	22,766,750		—		22,766,750

Total assets	$2,954,213	$37,082,388	$7,524,691		$47,561,292		$34,442,438		$82,003,730

Liabilities
Current liabilities
Trade accounts payable	$1,194,409	$1,316,978	$—		$2,511,387		$(444,103	)(1)	$2,067,284
Accrued expenses	453,561	6,751,003	—	(1)	7,204,564		(5,039,101	)(1)	2,165,463
Other liabilities	263,272	339,098	—		602,370		—		602,370
Deferred tax liability	—	—	—	(5)	—		—		—
Related party payable	8,074,358	—	—	(1)	8,074,358	(3)	(8,074,358	)(1)(3)	—
Liabilities held for sale	—	5,868,608	(5,868,608	)(7)	—		—		—

Total current liabilities	9,985,600	14,275,687	(5,868,608)		18,392,679		(13,557,562)		4,835,117
Commitments and contingencies
Stockholders' equity
Common stock	—	22,941	21,941	(2)	44,882		7,521	(1)	52,403
Treasury stock	—	—	(9,400,000	)(7)	(9,400,000)		—		(9,400,000)
Additional paid in capital	14,656,084	38,173,251	7,381,867	(8)	60,211,202	(8)	47,992,479	(8)	108,203,681
Currency translation account	26,060	—	—		26,060		—		26,060
Retained earnings (deficit)	(21,713,531)	(15,895,064)	15,895,064		(21,713,531)		—		(21,713,531)
Accumulated other comprehensive income	—	505,573	(505,573)		—		—		—

Total stockholders' equity	(7,031,387)	22,806,701	13,393,299		29,168,613		48,000,000		77,168,613

Total liabilities and stockholders' equity	$2,954,213	$37,082,388	$7,524,691		$47,561,292		$34,442,438		$82,003,730

HSW INTERNATIONAL AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2006
	HSW International	INTAC	Adjustments	Pro Forma
	(historical continuing operations)
Career development services revenue	$—	$6,578,201	$—	$6,578,201
Career development services cost of revenue		1,978,646	86,535 (4)	2,065,181

Career development services gross profit	—	4,599,555	(86,535)	4,513,020
Operating expenses
Product development	—	3,634,848	—	3,634,848
Selling, general and administrative	12,556,817	2,438,944	—	14,995,761
Provision for doubtful accounts	—	1,604,525	—	1,604,525
Merger transaction costs	—	1,751,505	—	1,751,505

Total operating expenses	12,556,817	9,429,822	—	21,986,639

Loss from operations	(12,556,817)	(4,830,267)	(86,535)	(17,473,619)
Other income (expense), net	(148,942)	18	—	(148,924)

Loss before income taxes	(12,705,759)	(4,830,249)	(86,535)	(17,622,543)
Income taxes	—	292,426	— (5)	292,426

Net loss	$(12,705,759)	$(5,122,675)	$(86,535)	$(17,914,969)

Net loss per share—basic and diluted		$(0.22)		$(0.42)

Weighted average shares outstanding—basic and diluted		22,940,727	(6)	42,881,454

HSW INTERNATIONAL AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended September 30, 2007
	HSW International	INTAC	Adjustments		Pro forma
	(historical continuing operations)
Career development services revenue	$92,962	$2,978,683	$—		$3,071,645
Career development services cost of revenue	—	1,614,887	92,009	(4)	1,706,896

Career development services gross profit	92,962	1,363,796	(92,009)		1,364,749
Operating expenses
Product development	—	2,667,273	—		2,667,273
Selling, general and administrative	8,920,086	1,675,610	—	(4)	10,595,696
Provision for doubtful accounts	—	1,566,649	—		1,566,649
Merger transaction costs	—	3,549,469	—		3,549,469

Total operating expenses	8,920,086	9,459,001	—		18,379,087

Loss from operations	(8,827,124)	(8,095,205)	(92,009)		(17,014,338)
Other income (expense), net	(180,649)	—	—		(180,649)

Loss before income taxes	(9,007,773)	(8,095,205)	(92,009)		(17,194,787)
Income taxes	—	(292,426)	—	(5)	(292,426)

Net loss	$(9,007,773)	$(7,802,779)	$(92,009)		$(16,902,561)

Net loss per share—basic and diluted		$(0.34)			$(0.39)

Weighted average shares outstanding—basic and diluted		22,940,727		(6)	42,881,454

Notes to Financial Statements and Pro Forma Adjustments

        (1)   Reflects the issuance of approximately 7,500,000 shares of common stock to certain investors in exchange for cash proceeds of $49,500,000 less $1,500,000 of estimated capital raising costs (recorded as a reduction to equity) and less approximately $7,000,000 of estimated direct merger transaction costs. The 7,500,000 shares and $49,500,000 of proceeds reflect two stock sales which include $22,500,000 of proceeds for 3.4 million shares from the American Investors received on October 3, 2007, and approximately $27,000,000 of proceeds for 4.1 million shares from the Eurpean Investors, for which there is a firm commitment upon the effectiveness of this registration statement. The estimated merger costs of approximately $7,000,000 consist of approximately $1,700,000 of transaction costs to be incurred by HSW International (of which approximately $1,173,000 has been paid and approximately $521,000 has been accrued as of September 30, 2007) and approximately $5,300,000 of transaction costs to be incurred by INTAC (of which $384,000 has been paid and $4,962,000 has been accrued as of September 30, 2007). The remaining related party payable amount of $8,074,358 due to HSW is indicated in the equity issuance adjustments column as paid in full and netted against the proceeds. The number of shares assumed to be issued is based on the $49,500,000 proceeds divided by an assumed purchase price per share of $6.57 as determined per the merger agreement.

        (2)   Reflects the purchase price of the INTAC continuing operations and related purchase price allocation. The computation of the purchase price, the allocation of the purchase price to net assets of the INTAC continuing operations, and the resulting goodwill are presented below. The estimated purchase price was determined based on 19,940,727 shares of HSW International issued for all of the issued and outstanding shares of INTAC, at a total fair value of $36,100,000, plus 500,000 HSW International stock options with a fair value of $100,000 issued in exchange for the same number of

INTAC stock options outstanding and estimated transaction costs of approximately $1,700,000. The number of outstanding INTAC shares that were acquired are 19,940,727. These shares were exchanged on a one-for-one ratio for HSW International common stock shares, which based on an independent valuation of the newly formed company performed by Savvian Advisors, LLC, have a fair value of approximately $1.81 per share. The per share fair value of the HSW International stock options issued in exchange for all of INTAC's outstanding options was estimated using the Black-Scholes options pricing model, resulting in a $0.05 to $0.30 fair value range per option (weighted average fair value options assumed is $0.19). The fair value of each option grant was estimated on the date of grant using the following assumptions: underlying stock price of $1.81; no dividend yield; expected volatility of 50%; risk-free interest rate of 5.0%; and expected life of three to seven years. All of the INTAC outstanding options that will be exchanged for HSW International stock options are either fully vested at the time of the merger or will vest in full at the consummation of the merger. As a result, the fair value of the exchanged options is treated as part of the purchase price.

        The fair value of the HSW International shares was derived from an independent valuation using a discounted cash flow model, among other methods. The transaction costs are reflected as a reduction in cash in the pro forma balance sheet.

ESTIMATED PURCHASE PRICE		$37,894,240
ESTIMATED NET ASSETS ACQUIRED
Acquired INTAC net assets	$13,866,208
Elimination of INTAC's previous intangible assets	(16,903,718)	(3,037,510)

Excess purchase price over carrying value of net tangible assets acquired (assumed fair value)		40,931,750
Fair value adjustments:
Licenses to operate in China (indefinite life)	10,000,000
Vendor endorsement in China (indefinite life)	3,750,000
Acquired database (5 year life)	1,230,000
Acquired software (5 year life)	1,600,000
Coursework Books (4 year life)	1,035,000
Franchise agreements (4 year life)	550,000	18,165,000

Estimated Goodwill		$22,766,750

        Any change in the fair value of the INTAC continuing operations net assets, which is currently estimated to approximate their carrying amounts, will change the amount of the purchase price allocable to goodwill.

        Upon the consummation of the merger and the related transactions, HSW International will have approximately 50,381,454 shares of common stock outstanding, consisting of 22,940,727 shares issued to HSW in exchange for the contribution of certain assets, 19,940,727 shares issued for the acquisition of INTAC, and approximately 7,500,000 shares issued for cash.

        (3)   The related party payable of $8,074,358 is due to HSW International's parent, HSW, for advances to HSW International for organizational start-up costs, $1,172,903 for direct acquisition costs incurred through September 30, 2007 and other accrued corporate expenses of approximately $6.9 million reflecting all material costs of doing business. No interest was charged on this advance as of September 30, 2007. The related party payable owed to HSW averaged $6.0 million for the nine months ended September 30, 2007 and $2.2 million for the year ended December 31, 2006. The amounts due to HSW are expected to be paid in full following completion of the merger and related financing from the proceeds of the financing. Due to the developmental nature of HSW International's operations with its limited number of employees and lack of revenue, no indirect corporate overhead costs at HSW have been allocated to HSW International.

        (4)   Of the total $18,165,000 of identifiable intangible assets, $13,750,000 has an indefinite life and will not be amortized to expense. The average useful life of the $4,415,000 of amortizable intangible assets is 4.6 years. Pro forma identified intangible amortization is based on the preliminary estimated fair value and useful lives of the identified intangibles.

        Based upon the assumptions applied in these pro forma adjustments, the effect of the purchase accounting allocation will result in an increase in net loss or decrease in net income as follows for each year following the close of the merger:

Year 1	$822,768
Year 2	940,480
Year 3	962,250
Year 4	962,250
Year 5	566,000

$4,253,748

        The difference between the $4,415,000 of amortizable intangible assets and the approximate $4,199,000 of estimated future amortization expense reflects the $91,000 and $125,000 historical carrying amounts of the acquired software and database intangible assets, respectively, on the balance sheet of INTAC at September 30, 2007. The pro forma adjustments in the accompanying pro forma condensed consolidated statements of operations reflect the incremental amortization expense resulting from the adjustment of the acquired software and database to their estimated fair values.

        (5)   There is no tax effect for the pro forma adjustments due to uncertainty regarding the deductibility for tax purposes of the purchase accounting related assets and the current operating loss position.

        (6)   The pro forma weighted average basic and diluted shares outstanding reflect the 22,940,727 shares issued to HSW in exchange for the contributed assets and the 19,940,727 shares issued as consideration for the INTAC continuing operations, as if such shares were issued on October 2, 2007. The approximately 7,500,000 shares to be issued to certain investors have been excluded as the cash proceeds from issuance will be used for general corporate purposes and developing the HSW website. The 7,500,000 shares include 3.4 million shares issued on October 3, 2007 and the 4.1 million estimated shares expected to be issued after the effectiveness of this registration statement. No common stock equivalents are included in pro forma diluted shares as their effect is anti-dilutive.

        (7)   Under the terms of the share purchase agreement, on October 2, 2007, INTAC Holdings, a wholly owned subsidiary of INTAC, sold the net assets of the distribution business, as derived from the assets and liabilities held for sale line items on the pro forma balance sheet, to Wei Zhou in exchange for 3 million shares of INTAC common stock held by Mr. Zhou. As all of the issued shares of INTAC were converted to shares of HSW International, the 3 million INTAC shares received by INTAC Holdings as consideration for the distribution companies were also converted on a one-for-one basis for HSW International treasury shares and will be recorded as treasury stock at the cost of acquiring the treasury shares. The cost of acquiring the treasury shares is the $9.4 million fair value of the disposed assets, based on a valuation performed by an independent valuation firm, Katzen Marshall.

        (8)   The components of additional paid-in capital is calculated as follows:

Additional Paid-in Capital
HSW International Beginning Balance:	$14,656,084
INTAC Beginning Balance:	38,173,251

Combined HSWI and INTAC additional paid-in capital	52,829,335
Change in additional paid-in capital:
Less INTAC additional paid-in capital	(38,173,251)
Fair value of HSW International Shares Acquired by INTAC Shareholders	36,100,000
Fair value of INTAC options exchanged	100,000
Treasury Stock Reserved (recorded at Fair Value)	9,400,000
Less: Par Value	(44,882)

Pro-forma merger change in additional paid-in capital	7,381,867
Pro-forma merged HSW and INTAC additional paid-in capital balance	60,211,202
Issuance of Shares for $49.5 Million	49,500,000
Less stock issuance costs	(1,500,000)
Less: Par Value	(7,521)

Pro-forma stock issuance change in additional paid-in capital	47,992,479

Pro Forma additional paid-in capital balance	$108,203,681

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SIGNATURES
INDEPENDENT AUDITORS' REPORT
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INTAC INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (expressed in U.S. dollars)
INTAC INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (expressed in U.S. dollars)
INTAC INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) (expressed in U.S. dollars)
INTAC INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (expressed in U.S. dollars)
INTAC INTERNATIONAL, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
HSW International and Subsidiaries Unaudited Pro Forma Condensed Consolidated Balance Sheet September 30, 2007
HSW INTERNATIONAL AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
HSW INTERNATIONAL AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS